Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Introduction

UMB Financial Corporation (“UMB” or the “Company”) is providing the following unaudited pro forma condensed combined financial data to aid stockholders in their analysis of the financial aspects of (i) the merger (the “Merger”) between UMB and Heartland Financial USA, Inc. (“HTLF”), pursuant to the Agreement and Plan of Merger, dated as of April 28, 2024, by and among UMB, HTLF and Blue Sky Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of UMB and (ii) the forward sale agreement by and between UMB and Bank of America, N.A. (the “forward purchaser”), dated as of April 28, 2024 and the additional forward sale agreement by and between UMB and the forward purchaser, dated as of April 30, 2024 (together, the “forward sale agreement”). The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the audited consolidated balance sheet of UMB as of December 31, 2024 with the audited consolidated balance sheet of HTLF as of December 31, 2024, giving effect to the Merger and the forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on December 31, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 combines the audited consolidated statement of income of UMB for the year ended December 31, 2024 with the audited consolidated statement of income of HTLF for the year ended December 31, 2024, giving effect to the Merger and forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2024.

The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•	The historical audited consolidated financial statements of UMB as of and for the year ended December 31, 2024 included in our Annual Report on Form 10-K for the year ended December 31, 2024; and

•	The historical audited consolidated financial statements of HTLF as of and for the year ended December 31, 2024 filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial data has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the Merger and the forward sale agreement, both of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisition of HTLF by UMB. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Merger been consummated and the forward sale agreement been fully physically settled on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

Accounting for the Merger

The acquisition of HTLF has been accounted for using the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values.

Forward sale agreement

On April 28, 2024, the Company entered into an underwriting agreement (the “underwriting agreement”) with BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives for the underwriters named therein (collectively, the “underwriters”), the forward purchaser, and BofA Securities, Inc. as forward seller (the “forward seller”), relating to the registered public offering and sale by the forward seller of 2,800,000 shares of the Company’s common stock, par value $1.00 per share (“common stock”). On April 30, 2024, the underwriters exercised in full their option to purchase an additional 420,000 shares of common stock pursuant to the underwriting agreement. In connection with the forward sale agreement, the forward purchaser or its affiliate borrowed from third parties an aggregate of 3,220,000 shares of common stock. Such borrowed shares of common stock were delivered by the forward seller for sale by the underwriters in the offering.

The Company did not receive any proceeds from the sale of the shares of common stock sold by the forward seller to the underwriters. On March 14, 2025, the Company physically settled the forward sale agreement (by the delivery of shares of common stock) and received proceeds, before expenses, of approximately $235.1 million.

Basis of Pro Forma Presentation

The historical financial data of UMB and HTLF has been adjusted to give pro forma effect to the transaction accounting required for the Merger and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the combined company upon closing of the Merger and full physical settlement of the forward sale agreement for approximately $235.1 million.

The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s balance sheet or statement of income would have been had the Merger been completed and the forward sale agreement been fully physically settled as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger. HTLF and UMB have not had any historical material relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

(in thousands)

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
ASSETS
Loans	25,642,301	11,155,866	(1,357,646	) (A)	35,440,521
Allowance for credit losses on loans	(259,089)	(96,500)	34,374	(A)	(383,252)
			(62,037	) (D)

Net loans	25,383,212	11,059,366	(1,385,309)		35,057,269
Loans held for sale	2,756	—			2,756
Securities:
Available for sale	7,774,334	3,560,358			11,334,692
Held to maturity, net of allowance for credit losses	5,376,267	837,390	(381,048	) (A)	5,832,609
Trading securities	28,533				28,533
Other securities / Other investments at cost	471,018	67,890			538,908

Total securities	13,650,152	4,465,638	(381,048)		17,734,742
Federal funds sold and securities purchased under agreements to resell	545,000				545,000
Interest-bearing due from banks	7,986,270				7,986,270
Interest bearing deposits with other banks and other short-term investments	—	206,138			206,138
Cash and due from banks	573,175	174,686	235,141	(B)	768,002
			(215,000	) (C)
Time deposits in other financial institutions	—	800			800
Premises and equipment, net	221,773	143,930	25,328	(A)	391,031
Premises and equipment held for sale	—	8,952			8,952
Other real estate, net	—	4,291			4,291
Accrued income	246,095				246,095
Goodwill	207,385	576,005	1,609,339	(A)	2,392,729
Other intangibles, net	63,647	12,823	511,021	(A)	587,491
Cash surrender value on life insurance	—	201,298			201,298
Deferred tax assets	—		240,204	(A)	240,204
Other assets	1,530,199	436,490			1,966,689

Total assets	50,409,664	17,290,417	639,676		68,339,757

LIABILITIES
Deposits
Noninterest-bearing demand	13,617,167	3,773,753			17,390,920
Interest-bearing demand and savings	27,397,195	9,249,071			36,646,266
Time deposits under $250,000	969,132				969,132
Time deposits of $250,000 or more	1,158,535				1,158,535
Time deposits	—	1,613,792	(3,502	) (A)	1,610,290

Total deposits	43,142,029	14,636,616	(3,502)		57,775,143
Federal funds purchased and repurchase agreements	2,609,715				2,609,715
Borrowings	—	73,819			73,819
Short-term debt	—				—
Long-term debt	385,292	298,661	(20,643	) (A)	663,310
Accrued expenses and taxes	368,457				368,457
Deposits held for sale	—	—			—
Other liabilities	437,630				437,630
Accrued expenses and other liabilities	—	203,526			203,526

Total liabilities	46,943,123	15,212,622	(24,145)		62,131,600
SHAREHOLDER’S EQUITY
Series E Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock	—	110,705			110,705
Common stock	55,057	42,901	(19,292	) (A)	78,666
Capital surplus	1,145,638	1,102,084	1,547,114	(A)	3,861,892
			67,056	(B)
Retained earnings	3,174,948	1,253,255	(1,253,255	) (A)	2,897,911
			(215,000	) (C)
			(62,037	) (D)
Accumulated other comprehensive loss, net	(573,050)	(431,150)	431,150	(A)	(573,050)
Treasury stock, at cost	(336,052)		168,085	(B)	(167,967)

Total shareholder’s equity	3,466,541	2,077,795	663,821		6,208,157

Total liabilities and stockholders’ equity	50,409,664	17,290,417	639,676		68,339,757

Please refer to the notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended December 31, 2024

(in thousands except share and per share data)

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
INTEREST INCOME
Loans	1,612,948	764,516	120,115	(AA)	2,497,579
Securities:
Taxable interest	257,562	187,877			445,439
Tax-exempt interest	99,375	23,179			122,554

Total securities income	356,937	211,056	—		567,993
Federal funds and resell agreements	17,628	—			17,628
Interest-bearing due from banks	182,145				182,145
Interest on interest bearing deposits in other financial	—	16,136			16,136
Trading securities	1,351				1,351

Total interest income	2,171,009	991,708	120,115		3,282,832
INTEREST EXPENSE
Deposits	982,302	327,353	3,502	(AA)	1,313,157
Federal funds and repurchase agreements	106,558				106,558
Borrowings	—	28,820			28,820
Term debt	—	22,328	2,325	(AA)	24,653
Other	81,257				81,257

Total interest expense	1,170,117	378,501	5,827		1,554,445

Net interest income	1,000,892	613,207	114,288		1,728,387
Provision for credit losses	61,050	53,436	62,037	(CC)	176,523

Net interest income after provision for credit losses	939,842	559,771	52,251		1,551,864
NONINTEREST INCOME
Trust and securities processing	290,571				290,571
Trading and investment banking	24,226				24,226
Service charges on deposit accounts	84,512	67,253			151,765
Loan servicing income	—	456			456
Trust fees	—	21,213			21,213
Insurance fees and commissions	1,257				1,257
Brokerage fees	61,564				61,564
Brokerage fees and insurance commissions	—	3,318			3,318
Capital market fee	—	6,887			6,887
Bankcard fees	87,797				87,797
Investment securities (losses) gains, net	10,720	(21,144)			(10,424)
Unrealized (loss) gain on equity securities, net	—	539			539
Net gains on sale of loans held for sale	—	104			104
Income on bank owned life insurance	—	4,837			4,837
Other	67,470	9,490			76,960

Total noninterest income	628,117	92,953	—		721,070
NONINTEREST EXPENSE
Salaries and employee benefits	593,913	253,337	4,206	(DD)	851,456
Occupancy, net	47,539	25,949			73,488
Equipment	63,406	8,674			72,080
Supplies and services	14,845				14,845
Marketing and business development / Advertising expense	28,439	7,050			35,489
Processing Fees	117,899				117,899
Legal and consulting	46,207				46,207
Bankcard	44,265				44,265
Amortization and other intangible assets	7,705	5,591	93,554	(AA)	106,850
Regulatory fees	31,904				31,904
Professional fees	—	67,457			67,457
FDIC insurance assessments	—	14,741			14,741
Other real estate and loan collection expenses	—	1,493			1,493
(Gain) on sales/valuations of assets, net	—	(25,171)			(25,171)
Acquisition, integration and restructuring costs	—	10,227	215,000	(BB)	225,227
Partnership investment in tax credit projects	—	6,148			6,148
Other	30,564	57,260			87,824

Total noninterest expense	1,026,686	432,756	312,760		1,772,202

Income before income taxes	541,273	219,968	(260,509)		500,732
Income tax expense	100,030	48,367	(54,707	) (EE)	93,690

NET INCOME	441,243	171,601	(205,802)		407,042
Preferred dividends	—	(8,050)			(8,050)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	441,243	163,551	(205,802)		398,992

PER SHARE DATA
Net income - basic	9.05	3.81			5.28
Net income - diluted	8.99	3.79			5.25
Dividends	1.57	1.20			2.77
Weighted average shares outstanding – basic	48,747,814	42,942,000			75,576,893
Weighted average shares outstanding – diluted	49,056,956	43,149,000			75,999,885

Please refer to the notes to the unaudited pro forma condensed combined financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Merger had been consummated and the forward sale agreement had been fully physically settled for approximately $235.1 million on December 31, 2024, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statement of income, as if the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2024, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial data has been prepared assuming the purchase method of accounting in accordance with GAAP. Under this method, HTLF’s assets and liabilities as of the date of the Merger are recorded at their respective fair values and added to those of UMB. Any difference between the purchase price for HTLF and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions with further analysis.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. UMB management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Merger will be expensed as incurred under ASC 805 and are assumed to be cash settled.

UMB has performed a preliminary review of HTLF’s and UMB’s accounting policies, and no material impacts are expected to be required as a result of the review performed.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 are as follows:

(A)	Reflects the purchase price allocation adjustments to record HTLF’s assets and liabilities at estimated fair value based on the consideration conveyed.

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets of HTLF. This was considered appropriate based on the determination that the Merger would be accounted for as a business acquisition under ASC 805. The deferred tax assets represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using an estimated tax rate of 21%. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates and the difference may be material.

Net Assets Identified	Fair Value (in thousands)
Loans	9,798,220
Allowance for credit losses on loans	(62,126)
Available for sale	3,560,358
Held to maturity, net of allowance for credit losses	456,342
Other securities / Other investments at cost	67,890
Interest bearing deposits with other banks and other short-term investments	206,138
Cash and due from banks	174,686
Time deposits in other financial institutions	800
Premises and equipment, net	169,258
Premises and equipment held for sale	8,952
Other real estate, net	4,291
Goodwill	2,185,344
Other intangibles, net (2)	523,844
Cash surrender value on life insurance	201,298
Deferred tax assets	240,204
Other assets	436,490
Noninterest-bearing demand	(3,773,753)
Interest-bearing demand and savings	(9,249,071)
Time deposits	(1,610,290)
Borrowings	(73,819)
Long-term debt	(278,018)
Accrued expenses and other liabilities	(203,526)

Total Fair Value	2,783,510

Consideration Conveyed	(in thousands except exchange ratio and stock price)
Shares to HTLF common stockholders	23,609,079
UMB stock price	117.90	(1)

Total preliminary purchase price consideration	2,783,510

(1)	Reflects closing price of UMB’s common stock as of January 31, 2025.
(2)	Other intangible assets were comprised of the following:

Asset type	Fair value	Useful Life	Valuation methodology
Wealth customer relationships	$26.0	7 years	Multi-period excess earnings
Core deposit intangible (“CDI”)	474.1	10 years	Net cost savings
Purchased credit card relationships (“PCCR”)	10.9	3 years	Multi-period excess earnings

Total other intangible assets	$511.0

(B)	Represents the receipt of approximately $235.1 million from the forward purchaser and the issuance of 3,220,000 shares, in accordance with the terms of the forward sale agreement.

(C)

Reflects nonrecurring transaction costs of $215.0 million expected to be incurred as a result of the Merger and the forward sale agreement. This amount is comprised of investment banking fees, technology conversion fees, severance and related costs, contract breakage fees, legal fees, issuance costs, accounting and audit fees, and other related costs. The nonrecurring expense is reflected at adjustment (BB).

(D)

Reflects the recognition of an allowance for loan losses on HTLF’s loans; this adjustment relates to loans that are not considered to be purchase credit deteriorated (“PCD”) assets. The nonrecurring expense is reflected at adjustment (CC).

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Income for the Year ended December 31, 2024

(AA)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (A). This includes the following impacts:

1)	Interest income related to Loans. Reflects an increase in interest income related to loans due to the reduced fair value of loans per the purchase price allocation.

2)	Interest expense related to Time deposits. Reflects an increase in interest expense related to time deposits due to the increase in fair value of this liability per the purchase price allocation.

3)	Interest expense related to Long-term debt. Reflects an increase in interest expense related to long-term debt due to the reduced fair value of this liability per the purchase price allocation.

4)

Amortization expense. Reflects an increase in amortization expense related to CDI, calculated using the sum of years’ digits method and an amortization period of 10 years, and customer relationships and PCCR, calculated using the straight line method and an amortization period of 7 years and 3 years, respectively.

(BB)

Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $215.0 million, which are primarily comprised of investment banking fees, technology conversion fees, severance and related costs, contract breakage fees, legal fees, issuance costs, accounting and audit fees, and other related costs. The related balance sheet adjustment is reflected at adjustment (C).

(CC)	Reflects the recognition of nonrecurring expenses related to the provision for credit losses. The related balance sheet adjustment is reflected at adjustment (D).

(DD)

Reflects stock compensation expense expected to be recorded on a recurring basis over the two years following the closing of the Merger. The stock compensation expense was calculated on a straight-line basis. These awards vest over two years following issuance; thus, the issuance of these awards did not result in any new dilutive or antidilutive shares as of closing.

(EE)	Reflects the tax impact of all pro forma adjustments for the year ended December 31, 2024, calculated using the statutory rate of 21%.

4. Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the year ended December 31, 2024 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the forward sale agreement, assuming they occurred, and the forward sale agreement was fully physically settled, on January 1, 2024. As the Merger and the forward sale agreement are being reflected as if they had occurred, and the forward sale agreement was fully physically settled, at the beginning of the period presented, the calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the Merger and the forward sale agreement have been outstanding for the entire periods presented.

Pro forma net income per share—basic and diluted

(in thousands except share and per share amounts)

For the Year Ended
December 31, 2024
Numerator
Pro forma net income	407,042
Less: Preferred dividends	(8,050)

Net earnings available to common stockholders	398,992
Denominator
Pro forma weighted average shares of common stock outstanding - basic	75,576,893

Pro forma basic earnings per share	5.28

Add: Dilutive effect of stock options and restricted stock	422,992

Pro forma weighted average shares of common stock outstanding -	75,999,885

Pro forma diluted earnings per share	5.25

The above calculations exclude the following potential common stock from the computation of diluted net earnings per share attributable to common shareholders of the combined company for the period indicated because including them would have had an antidilutive effect:

	As of December 31, 2024
Outstanding stock options and RSUs of UMB	0
Stock units of HTLF	0	(1)
Stock options of HTLF	29,150	(1)

(1)	HTLF stock units are presented as adjusted using the Exchange Ratio.